MAXTOR CORPORATION


                                                     EXHIBIT 11.1




                      COMPUTATION OF NET LOSS PER SHARE
                  For the Three Months and Six Months Ended
                  September 24, 1994 and September 25, 1993

                    (In thousands, except per share data)





                            Three Months Ended          Six Months Ended
- - ----------------------------------------------------------------------------
                          Sept. 24,    Sept. 25,      Sept. 24,    Sept. 25,
                            1994         1993           1994         1993
- - ----------------------------------------------------------------------------


PRIMARY & FULLY DILUTED

  Weighted average number
   of common shares
   outstanding during
   the period                50,256      29,404         50,091      29,145
                          ----------  ----------     ----------  ----------

Net loss                  $ (54,717)  $ (59,623)     $.(66,906)  $(131,802)
                          ----------  ----------     ----------  ----------

Net loss per share        $   (1.09)  $   (2.02)     $   (1.34)  $   (4.52)
                          ----------  ----------     ----------  ----------